EXHIBIT 99.1
News
For Release: Tuesday, Feb. 5, 2008, 8:00 a.m. EST
GMAC Financial Services Reports Preliminary Fourth Quarter and Full-Year 2007 Financial Results
•	Fourth quarter net loss of $724 million
•	2007 net loss of $2.3 billion
•	Automotive finance and insurance remain profitable
•	Cash and marketable securities of $22.7 billion
NEW YORK – GMAC Financial Services reported a 2007 fourth quarter net loss of $724 million, compared to net income of $1.0 billion in the fourth quarter of 2006. The effect on Residential Capital, LLC (ResCap) from the continued disruption in the mortgage, housing and capital markets was the primary driver of adverse performance. Affecting results in the quarter were higher credit provision as a percent of assets, market driven valuation adjustments and increased funding costs at the company.
Several significant items are reflected in results for the fourth quarter of 2007, including:
•	$563 million consolidated gain on the repurchase and retirement of ResCap debt, of which $521 million was recognized at ResCap and $42 million was recognized at GMAC
•	$438 million gain related to the sale of residual cash flows and the deconsolidation of several on-balance sheet securitization structures, which included $281 million of current period provision — - the effect of this was an in-period net benefit of $157 million
•	$131 million restructuring charge
Comparisons to the fourth quarter of 2006 are affected by a $791 million gain related to GMAC’s conversion to a limited liability company (LLC) and a $570 million capital gain related to rebalancing the insurance investment portfolio in that period.
For the full-year 2007, GMAC reported a net loss of $2.3 billion, compared to net income of $2.1 billion for the full-year 2006. Profitable results in the global automotive and insurance businesses were more than offset by a $4.3 billion loss at ResCap.

Comparisons of full-year results are affected by the fourth quarter significant items previously noted as well as goodwill impairments of $455 million at ResCap in the third quarter of 2007 and $695 million at Commercial Finance in the third quarter of 2006.
“Losses in the fourth quarter decreased compared to the prior quarter. However, GMAC’s performance throughout 2007 was severely affected by the ongoing challenges in the mortgage, credit and capital markets,” said GMAC Chief Executive Officer Eric Feldstein. “As a result, 2007 was a year of significant transformation for the organization -- driving aggressive actions designed to reduce risk, streamline operations and rationalize our cost structure. Steps taken included reducing the balance sheet by $40 billion, bolstering liquidity, tightening underwriting standards, significantly restructuring operations and refocusing our business on core fundamentals.
“We believe the steps taken position the company for future success,” Feldstein concluded.
Fourth Quarter and Full-Year Net Income/(Loss)
($in millions)

	Q407	Q406	Change	2007	2006	Change
Global Automotive Finance	$137	$593	($456)	$1,485	$1,243	$242
Insurance	68	735	(667)	459	1,127	(668)
ResCap	(921)	(128)	(793)	(4,346)	705	(5,051)
Other[1]	(8)	(184)	176	70	(950)	1,020

Net Income/(Loss)	($724)	$1,016	($1,740)	($2,332)	$2,125	($4,457)

[1] Includes Commercial Finance operating segment, 21% ownership of former commercial mortgage unit and other corporate activities
Liquidity and Capital
GMAC’s consolidated cash and certain marketable securities were $22.7 billion as of Dec. 31, 2007, up from $18.3 billion at Dec. 31, 2006. Of these total balances, ResCap’s consolidated cash and cash equivalents were $4.4 billion at year-end, up from $2.0 billion on Dec. 31, 2006.
During the fourth quarter, GMAC purchased in the open market $740 million (market value) of ResCap debt that was subsequently contributed to ResCap and retired as a measure to support the capital position at the mortgage unit. As of Dec. 31, 2007, ResCap’s equity base was $6.0 billion, above the minimum tangible net worth requirements in its credit facilities, and above the amount expected to be needed to support its ongoing operations.
In addition, GMAC and ResCap may from time to time continue to purchase outstanding GMAC or ResCap debt in open market transactions or otherwise, as part of its liquidity and cash management strategy.
Global Automotive Finance
GMAC’s global automotive finance business reported net income of $137 million in the fourth quarter of 2007, compared to net income of $593 million in the year-ago period. The decline was attributable to lower gain on sale of automotive receivables in North America. In addition, the company took write-downs on certain residual interests and other assets. Auto finance results in international operations showed continued strength. In the fourth quarter of 2006, net income included a $383 million after-tax benefit related to the LLC conversion.
New vehicle financing originations for the fourth quarter of 2007 amounted to $13.4 billion of retail and lease contracts versus $10.8 billion in the fourth quarter of 2006. Used vehicle originations for the quarter also increased to $1.9 billion from $1.4 billion in the year-ago period as GMAC continues to pursue diversified revenue sources.
Overall, delinquencies increased in the fourth quarter to 2.68 percent of managed retail assets, versus 2.61 percent in the prior year period due to U.S. consumer weakness. Credit losses remain within historical levels for the quarter representing 1.05 percent of managed assets in 2007, down from 1.22 percent in the fourth quarter of 2006. While credit performance in the U.S. experienced a marginal deterioration, it was offset by improved credit performance in the international auto finance operation. GMAC continues to vigilantly monitor the portfolio and take steps needed to restrain losses. Recent actions include selective tightening of underwriting standards and expanding collection resources by approximately 40 percent, or 400 collectors, over the past four months.

Insurance
GMAC’s insurance business had net income of $68 million, compared to net income of $735 million in the fourth quarter of 2006. The decline is due predominantly to a lower level of realized capital gains versus the year-ago period when an after-tax gain of $570 million was realized in connection with rebalancing the investment portfolio to hold a higher proportion of fixed income securities. Results also include higher losses in 2007.
The total value of the insurance investment portfolio was $7.2 billion at Dec. 31, 2007, compared to $7.6 billion at Dec. 31, 2006, with more than 90 percent of the investment portfolio in fixed income securities and the balance in equity securities.
Real Estate Finance
ResCap reported a net loss of $921 million for the fourth quarter of 2007, compared to a net loss of $128 million in the year-ago period. The decline in performance is attributable to a number of factors, including write-downs on credit residuals and mortgage-backed securities, higher funding costs, market-driven impairments on real estate assets and equity investments, and restructuring charges. The decline was partially offset by a $521 million gain recognized on debt retirements of $1.5 billion (face value) and a gain on the sale of residual cash flows and the deconsolidation of several on-balance sheet securitization structures. Additionally, results in the fourth quarter of 2006 included a $523 million benefit related to the LLC conversion.
ResCap’s U.S. residential finance business continued to experience significant challenges related to falling home prices, higher delinquencies and limited market liquidity. During the fourth quarter, ResCap sold residual cash flows related to several on-balance sheet securitizations.  The sale of these residual cash flows, as well as other actions taken by the company, resulted in the deconsolidation from the balance sheet of approximately $22 billion of securitized assets and the related collateralized debt.  The sale of residual cash flows and related deconsolidation of these structures resulted in a benefit of $438 million as the amount of securitized assets net of allowance for loan losses was less than the collateralized debt. As mentioned, the gain included $281 million of current period provision yielding a net in-period benefit of $157 million. Following these actions, the provision for loan losses is expected to decline in future quarters.

ResCap’s international business posted a loss for the fourth quarter stemming primarily from continued illiquidity in the global capital markets. ResCap’s business capital unit also experienced a loss in the quarter as significant downward pressure on homebuilders continued, leading to impairments on real estate assets and equity investments and higher provisions for credit losses.
ResCap’s loan production has rationalized, reflecting the company’s plan to sharply curtail origination of products with limited market liquidity. ResCap has aggressively restructured operations in line with the current business model, while still preserving the flexibility to modify its product offerings based on changing market conditions. A strong origination and servicing business remains at ResCap, and improvement is expected as legacy assets roll-off the balance sheet. The restructuring, announced in October, resulted in a charge of $125 million related to facility closures and reducing the workforce by 3,000 employees. In total, ResCap’s 2007 restructuring actions, will reduce the workforce by approximately 5,000 employees, or 35 percent.
Strategic Initiatives
GMAC and ResCap continue to investigate strategic alternatives related to all aspects of ResCap’s business. These strategic alternatives include potential acquisitions as well as dispositions, alliances, and joint ventures with a variety of third parties with respect to some of ResCap’s businesses. GMAC and ResCap are in various stages of discussions with respect to certain of these alternatives, including, in some cases, execution of confidentiality agreements, indications of interest, non-binding letters of intent and other exploratory activities such as preliminary and confirmatory due diligence and conceptual discussions. GMAC and ResCap also have engaged advisers to explore the sale of certain parts of ResCap’s operations. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction. Further, there can be no assurances that any of these strategic alternatives will occur, or if they do, that they will achieve their anticipated benefits.
Outlook
While market conditions remain uncertain, GMAC has taken aggressive actions in 2007 across all its businesses in an effort to mitigate future risk, rationalize the cost structure and position the company for growth. The actions include restructuring ResCap, tightening lending standards in the mortgage and auto finance businesses, reducing the size of the balance sheet, maintaining prudent liquidity and refocusing on core fundamentals of the business. As a result, GMAC currently expects to be profitable in 2008.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
# # #
Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com
Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and Residential Capital, LLC (“ResCap”), each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2007 Financial Highlights
Summary Statement of Income

Year ended, ($ in millions)	2007	2006

Revenue
Total financing revenue	$21,187	$23,103
Interest expense	14,776	15,560
Depreciation expense on operating lease assets	4,915	5,341

Net financing revenue	1,496	2,202

Other revenue
Servicing fees	2,193	1,893
Amortization and impairment of servicing rights	—	(23)
Servicing asset valuation and hedge activities, net	(544)	(1,100)
Insurance premiums and service revenue earned	4,378	4,183
Gain on sale of loans, net	508	1,470
Investment income	473	2,143
Other income	3,295	4,054

Total other revenue	10,303	12,620
Total net revenue	11,799	14,822
Provision for credit losses	3,096	2,000
Non-interest expense
Compensation and benefits expense	2,453	2,558
Insurance losses and loss adjustment expenses	2,451	2,420
Other operating expenses	5,286	4,776
Impairment of goodwill and other intangible assets	455	840

Total non-interest expense	10,645	10,594
Income (loss) before income tax expense	(1,942)	2,228
Income tax expense	390	103

Net income (loss)	($2,332)	$2,125

Select Balance Sheet Data

	Dec 31,	Dec 31,	Sept 30,
($ in millions)	2007	2006	2007

Cash balances ($ billions) (1)	$22.7	$18.3	$28.8
Finance receivables and loans, and loans held for sale (2)	148,073	202,164	171,092
Investments in operating leases, net (3)	32,348	24,184	31,300
Total debt (4)	193,148	236,985	221,100

Operating Statistics	Fourth Quarter		Full year
Quarter-ended December 31	2007	2006	2007	2006

GMAC’s Worldwide Cost of Borrowing (5)	6.52%	6.01%	6.35%	5.88%

GMAC Debt Spreads Over U.S. Treasuries (bps) at end of period
2-Year	913	106
5-Year	951	154
10-Year	967	194

(1)	Includes cash invested in a portfolio of highly liquid marketable securities of $5.0 billion, $2.8 billion, and $4.8 billion at December 31, 2007, December 31, 2006, and September 30, 2007, respectively

(2)	Finance receivables and loans are net of unearned income

(3)	Net of accumulated depreciation

(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(5)	Calculated by dividing total interest expense (excluding mark to market adjustments and inter-company interest) by total borrowings

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2007 Financial Highlights                                            Continued

GMAC Automotive Finance Operations		Fourth Quarter		Full year
		2007	2006	2007	2006
Net Income ($ millions)
North American Operations (NAO)		$40	$572	$1,099	$935
International Operations (IO)		97	21	386	308

Net Income		137	593	1,485	1,243

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)	425	347	1,873	1,887
	Dollar amount of contracts originated ($ billions)	$12.1	$9.3	$50.8	$50.2
	Dollar amount of contracts outstanding at end of period ($ billions)(6)	$64.8	$66.6
	Share of new GM retail sales	43%	36%	45%	48%

	Mix of retail & lease contract originations:
	New (% based on # of units)	80%	84%	80%	87%
	Used (% based on # of units)	20%	16%	20%	13%

	GM subvented (% based on # of units)	84%	85%	85%	90%
	Average original term in months (US retail only)	62	58	58	59

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced (7) (8)	$14,755	$14,858	$14,774	$14,715
	Off-lease vehicles terminated - Serviced (# units) (8)	73,410	65,628	302,391	272,094
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet (7)	$14,886	$14,962	$15,058	$14,940
	Off-lease vehicles terminated - On-balance sheet (# units) (9)	28,674	37,271	107,214	243,737

IO	Number of contracts originated (# thousands)	186	179	723	683
	Dollar amount of contracts originated ($ billions)	$3.2	$2.9	$11.9	$10.5
	Dollar amount of contracts outstanding at end of period ($ billions) (10)	$21.6	$18.7

	Mix of retail & lease contract originations:
	New (% based on # of units)	86%	82%	83%	81%
	Used (% based on # of units)	14%	18%	17%	19%

	GM subvented (% based on # of units)	43%	41%	42%	52%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets (11)	1.30%	1.36%	1.20%	1.20%
	Managed retail contracts over 30 days delinquent (11) (12)	2.77%	2.62%	2.58%	2.49%
	Serviced retail contracts over 30 days delinquent (12) (13)	2.67%	2.35%	2.41%	2.24%

IO	Annualized net charge-offs as a % of managed assets (11)	0.37%	0.76%	0.52%	0.73%
	Managed retail contracts over 30 days delinquent (11) (12)	2.52%	2.61%	2.55%	2.63%

Operating Statistics
Quarter-ended December 31

NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period	3.87%	2.75%
	Severity of loss per unit serviced — Retail (13)
	New	$9,730	$9,264	$9,070	$8,722
	Used	$7,750	$7,181	$7,220	$6,779
	Repossessions as a % of average number of managed retail contracts outstanding (11)	2.71%	2.44%	2.36%	2.39%

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period	1.42%	1.38%
	Repossessions as a % of average number of contracts outstanding	0.51%	0.43%	0.50%	0.42%

(6)	Represents on-balance sheet assets, which includes $8.5 billion of loans held for sale in 2007

(7)	Prior period amounts based on current vehicle mix, in order to be comparable

(8)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(9)	GMAC-owned portfolio reflects lease assets on GMAC’s books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(10)	Represents on-balance sheet assets including leases

(11)	Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(12)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(13)	Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2007 Financial Highlights	Continued

ResCap Operations	Fourth Quarter		Full year
	2007	2006	2007	2006

Net Income (loss) ($ millions)	($921)	($128)	($4,346)	$705

Gain (loss) on sale of mortgage loans, net
Domestic	$358.0	($99.7)	$7.5	$650.1
International	(59.0)	111.1	(339.2)	240.1

Total	$299.0	$11.4	($331.7)	$890.2

Portfolio Statistics ($ billions)
Loan production volume	$20.8	$49.2	$122.5	$189.4

Mortgage production
Domestic	$15.5	$41.2	$93.9	$161.6
International	$5.3	$8.0	$28.6	$27.8

Mortgage servicing rights at end of period	$4.7	$4.9

Period end servicing portfolio	$453.3	$448.6
Loan servicing at end of period
Domestic	$410.2	$412.4
International	$43.1	$36.2

U.S. Production Mix
Prime conforming	$13.0	$10.8	$47.3	$43.3
Prime non-conforming	0.3	17.5	27.2	60.3
Government	1.2	0.8	3.6	3.7
Nonprime	0.1	6.9	4.2	30.6
Prime second-lien	0.9	5.2	11.6	23.7

Total	$15.5	$41.2	$93.9	$161.6

Asset Quality Statistics ($ millions) - ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$652.2	$645.9	$2,088.5	$1,116.4
Lending receivables	178.3	203.7	491.2	217.3

Total	$830.5	$849.6	$2,579.7	$1,333.7

Allowance by product at end of period
Mortgage loans held for investment	$832.3	$1,508.4
Lending receivables	483.9	396.6

Total	$1,316.2	$1,905.0

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	1.97%	2.17%
Lending receivables	6.82%	2.66%

Total	2.67%	2.26%

Nonaccrual loans at end of period	$5,977	$8,696
Nonaccrual loans as a % of related receivables at end of period	12.13%	10.31%

Total nonperforming assets ($ millions)	$7,123	$9,843

GMAC Insurance Operations

Net Income, ($ millions)	$68	$735	$459	$1,127

Premiums and service revenue written ($ millions)	$942	$936	$4,039	$4,001
Premiums and service revenue earned ($ millions)	$1,133	$1,067	$4,338	$4,149
Combined ratio (14)	96.9%	92.5%	93.5%	92.3%

Investment portfolio fair value at end of period ($ millions)	$7,193	$7,574
Memo: After-tax at end of period
Gross unrealized gains	$176	$141
Gross unrealized losses	(48)	(42)

Net unrealized capital gains	$128	$99

(14)    Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income